    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                ANADIGICS, INC.
             (Exact name of registrant as specified in its charter)

                         ------------------------------

           DELAWARE                                         35 TECHNOLOGY DRIVE
 (State or other jurisdiction                            WARREN, NEW JERSEY 07059
              of                                              (908) 668-5000
incorporation or organization)         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           DELAWARE                        22-2582106
 (State or other jurisdiction           (I.R.S. Employer
              of                      Identification No.)
incorporation or organization)

                            ------------------------

                                DR. BAMI BASTANI
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                ANADIGICS, INC.
                              35 TECHNOLOGY DRIVE
                            WARREN, NEW JERSEY 07059
                                 (908) 668-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

           With copies of all orders, notices and communications to:

               STEPHEN A. GREENE, ESQ.                                 ROBERT S. RISOLEO, ESQ.
               CAHILL GORDON & REINDEL                                   SULLIVAN & CROMWELL
                    80 PINE STREET                                         125 BROAD STREET
                  NEW YORK, NY 10005                                   NEW YORK, NEW YORK 10004
                    (212) 701-3000                                          (212) 558-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-83889

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                                          PROPOSED             PROPOSED
                                                                          MAXIMUM               MAXIMUM              AMOUNT OF
        TITLE OF SHARES TO BE                          AMOUNT TO BE    OFFERING PRICE          AGGREGATE           REGISTRATION
             REGISTERED                                 REGISTERED        PER SHARE         OFFERING PRICE             FEE
Common stock, par value $.01 per share (including
  the associated preferred stock purchase rights)       345,000           $34.75             11,988,750               3,333

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY STATEMENT

     This registration statement on Form S-3 is being filed pursuant to Rule 462(b) and General Instruction IV to Form S-3, both promulgated under the Securities Act of 1933, as amended, to register an additional 345,000 shares of Common Stock of Anadigics, Inc.

                          INCORPORATION BY REFERENCE

     The contents of the Registration Statement on Form S-3 relating to the registration of 3,450,000 shares of Common Stock of Anadigics, Inc. filed on July 28, 1999, file number 333-83889 as amended by Amendment No. 1 filed on September 9, 1999 and Amendment No. 2 filed on September 29, 1999, are incorporated herein by reference.

                                 CERTIFICATION

     Anadigics, Inc. hereby certifies to the Securities and Exchange Commission that (1) we have instructed our bank to pay the filing fee set forth on the cover page of this registration statement by a wire transfer of such amount to the SEC's account at Mellon Bank as soon as practicable, but not later than the close of business on October 27, 1999, (2) we will not revoke those instructions; (3) we have sufficient funds in our account to cover the amount of the filing fee; and (4) we will confirm receipt of our instructions by our bank during our bank's regular business hours no later than October 27, 1999.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS

5.1 Opinion of Cahill Gordon & Reindel (a partnership including a professional corporation).
23.1            Consent of Ernst & Young LLP.

23.2            Consent of Cahill Gordon & Reindel (included in Exhibit
                5.1).
24.1 Power of attorney. Filed as an exhibit to ANADIGICS' registration statement (Registration No. 333-83889), and incorporated herein by reference.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Warren, State of New Jersey, on the 26th day of October, 1999.

                                                       ANADIGICS, INC.

                                                       BY:             /S/ DR. BAMI BASTANI
                                                            -----------------------------------------
                                                                         Dr. Bami Bastani
                                                                     CHIEF EXECUTIVE OFFICER
                                                                          AND PRESIDENT

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                        NAME                                      TITLE                      DATE
                        ----                                      -----                      ----
                /s/ DR. BAMI BASTANI                   Chief Executive Officer and
     -------------------------------------------         President (Chief Executive    October 26, 1999
                  Dr. Bami Bastani                       Officer); Director

                                                       Senior Vice President and
                   /s/ TOM SHIELDS                       Chief Financial Officer
     -------------------------------------------         (Chief Financial Officer      October 26, 1999
                     Tom Shields                         and Principal Accounting
                                                         Officer)

                          *                            Chairman of the Board of
     -------------------------------------------         Directors and Director        October 26, 1999
                  Ronald Rosenzweig

                          *                            Director
     -------------------------------------------                                       October 26, 1999
                   Paul S. Bachow

                                                       Director
     -------------------------------------------                                       October 26, 1999
                    David Fellows

                          *                            Director
     -------------------------------------------                                       October 26, 1999
                    Bruns Grayson

                                                       Director
     -------------------------------------------                                       October 26, 1999
                    Harry T. Rein

                          *                            Director
     -------------------------------------------                                       October 26, 1999
                    Lewis Solomon

*By:                  /s/ DR. BAMI BASTANI
             --------------------------------------
                      (AS ATTORNEY-IN-FACT)